  Exhibit 10.1
AGREEMENT OF SECURITIES EXCHANGE AND PLAN OF REORGANIZATION BETWEEN INTERACTIVE MULTI-MEDIA AUCTION CORPORATION AND STOP SLEEP GO LIMITED, DATED AS OF OCTOBER 28, 2016

AGREEMENT OF SECURITIES EXCHANGE AND

PLAN OF REORGANIZATION

between

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION

and

STOP SLEEP GO LIMITED

Dated as of October 28, 2016

iv

THIS AGREEMENT OF SECURITIES EXCHANGE AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 28th day of October, 2016, by and between Interactive Multi-Media Auction Corporation, a British Virgin Islands corporation (the “Purchaser” or “IMA”) and Stop Sleep Go Limited, a limited company incorporated in England and Wales with company number 08159151 (the “Company”).

RECITALS

A.           Purchaser is a company whose common stock is quoted and traded in the United States on the Pink Sheets under the trading symbol IMMA.

B.           The Company has an aggregate of 129,606 ordinary shares issued and outstanding (“SSG Common Stock”), with no outstanding options or warrants to purchase any further amount of shares of SSG Common Stock

C.           The Board of Directors of the Company and the Board of Directors of the Purchaser have approved the terms of this Agreement, which include the offer by the Purchaser of 64,803,000 shares of its restricted common stock (the “Exchange Shares”) to be issued to all of the shareholders of the Company in exchange for their shares of Company Capital Stock (the “Share Exchange”).

D.            Given the Offer has now been accepted by shareholders of the Company holding, in the aggregate, at least seventy-five percent (75%) of the Company’s issued and outstanding shares of Company Capital Stock, then subject to the other conditions to Closing set forth in this Agreement, the Securities Exchange will be consummated.

E.            Following the Securities Exchange, the Company will be a subsidiary of the Purchaser.

F.           For U.S. Federal income tax purposes the exchange of shares hereunder may be a tax-free exchange or reorganization, or a taxable exchange of shares, depending on a number of factors.

G.           It is the intention of the parties that the Securities Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements and the benefits to be realized by each of the parties, the following transactions are hereby agreed to, subject to the conditions hereinafter stated:

ARTICLE 1 - THE OFFER

               Section 1.1            Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof the Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof ..

(b)          The Offer was formally presented by the Company on behalf of the Purchaser to the Company’s shareholders at a minimum of 20 days prior to the execution and closing date of this Agreement.

(c)          The Offer has been made to the Company on the basis of 500 shares of IMA Common Stock (as defined in Section 4.2) in exchange for each one (1) share of Company Capital Stock.

(d)          The Offer has now been deemed accepted by a minimum of 75% of the Company’s shareholders as of the date of signing and closing should no contestation have been so presented by any of the Company shareholders prior to this date.

(e)          The obligation of the Purchaser to accept for payment and pay for shares of Company Capital Stock shall be subject to the satisfaction of the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of SSG Common Stock that represents at least 75% of the then outstanding shares of SSG Common Stock and to the satisfaction or waiver by the Purchaser of the other conditions set forth herein.

(f)          In the event the Purchaser should receive valid acceptances of the Company’s shareholders holding at least 90% of the Company’s Capital Stock then it shall exercise its right in accordance with sections 974 to 991 of the Companies Act 2006 (enacted in the United Kingdom) to compulsorily acquire the remaining 10% of the Company’s Capital Stock on the same terms as the Offer.

(g)          The Company agrees that no shares of the Company’s Capital Stock held by the Company or any of its Subsidiaries (as defined in Section 9.11 hereof) will be tendered to the Purchaser pursuant to the Offer.

(h)           Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth hereto, the Purchaser shall accept for payment and pay for all shares of Company Capital Stock validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law.

               Section 1.2            Company Actions.

(a)          The Company has adopted resolutions approving and consenting to the Offer and represents and warrants that the Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) resolved that the terms of the Offer and the Securities Exchange are in the best interests of the shareholders of the Company, (ii) approved this Agreement and approved the transactions contemplated hereby, including the Offer and the Securities Exchange and (iii) resolved to recommend that the shareholders of the Company accept the Offer and tender their shares of Company Capital Stock to the Purchaser thereunder.

(b)          The Company has promptly furnished the Purchaser, all of the Company’s shareholders and security position listings of shares of Company Capital Stock held as set out in the Company’s register of members together with all other available listings and computer files containing names, addresses and security position listings, such list as included here as EXHIBIT A.  The Company shall furnish the Purchaser with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Parent, the Purchaser or their agents may reasonably additionally require.

(c)          Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer, and, if this Agreement is terminated in accordance with Section 8.1 or if the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

ARTICLE II - THE SECURITIES EXCHANGE

Section 2.1            The Securities Exchange.

(a)          Upon the terms and subject to the conditions hereof, at the execution of this Agreement and thereby the Closing,, the shareholders of the Company who have accepted the Offer will be deemed to have transferred to the Purchaser their shares of Company Capital Stock, and the Purchaser shall be deemed to have issued to each shareholder of the Company so-transferring their shares in the Company, the number of fully-paid and nonassessable shares of IMA Common Stock necessary to permit the Share Exchange to be effected on the basis of 500 shares of IMA Common Stock for each one (1.0) share of Company Capital Stock, as further defined in EXHIBIT A hereto.  No fractional shares of IMA Common Stock will be issued.  In lieu of issuing fractional shares of IMA Common Stock to any of the Company’s shareholders, the number of shares of IMA Common Stock issuable any holder of the Company Capital Stock who would otherwise receive a fractional share of IMA Common Stock will be rounded up to the nearest whole share.

(b)          Subject to compliance with Section 2.4(b), the Purchaser shall issue and deliver certificates, and or evidence of such issuance of certificates then to held in BOOK form on the records of the Purchaser’s independent third-party Share Transfer Agent, such number of shares individually or collectively representing the total number of shares of IMA Common Stock for which shares of the Company Capital Stock are exchanged pursuant to the Offer.

(c)          The Purchaser represents and warrants that it is not required under British Virgins Islands law to submit this Agreement or the transactions contemplated thereby to its shareholders for approval.

(f)          The Exchange Shares have not been and will not be registered under the Securities Act or the securities laws of any state or states in reliance upon exemptions from the Securities Act’s registration requirements and state law registration requirements as set forth below:

(i)            Exchange Shares issuable to U.S. Persons.  Exchange Shares issuable to holders of Company Capital Stock, respectively, who are resident in the U.S. or otherwise defined as “U.S. Persons” in Regulation S under the Securities Act shall be issued in reliance upon the exemptions from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act and under analogous state securities laws, on the grounds that the Securities Exchange does not involve any public offering. The Exchange Shares issuable to U.S. Persons will be “restricted securities” as that term is defined in Rule 144(a) of the General Rules and Regulations under the Securities Act and must be held indefinitely, unless they are subsequently registered under the Securities Act or an exemption from the Securities Act’s registration requirements is available for their resale.  The prior written consent of the Company will be necessary for any transfer of any or all of the Exchange Shares, unless the shares have been duly registered under the Securities Act or the transfer is made in accordance with Rule 144 or other available exemption under the Securities Act.  All certificates evidencing the Exchange Shares issued to U.S. Persons shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

“The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and are “restricted securities” as that term is defined in Rule 144 under the Act.  These securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act.”

(ii)           Exchange Shares Issuable to Non-U.S. Persons.  Exchange Shares issuable to holders of Company Capital Stock, who are not resident in the United States of America or otherwise “U.S. Persons” shall be issued in reliance upon the exemption from registration provided by Regulation S under the Securities Act, on the grounds that the issuance and delivery of the Exchange Shares, as applicable, to such persons does not involve the sale of a security within the meaning of Section 5 of the Securities Act.  The Exchange Shares issuable to non-U.S. Persons will be “restricted securities” as defined in Rule 902 of Regulation S and may not be resold in the United States of America or to any U.S. Person during the six-month “distribution compliance period” following the Closing.  Any resales of Exchange Shares in the United States of America or to a U.S. Person following expiration of such period must be made pursuant to registration under the Securities Act or pursuant to an available exemption from the Securities Act’s registration requirements.  Any hedging transactions involving Exchange Shares must be conducted in compliance with the Securities Act.  All certificates evidencing the Exchange Shares issued to non-U.S. Persons shall, unless and until removed after expiration of the distribution compliance period, bear a restrictive legend substantially in the following form:

“The securities evidenced by this certificate and any underlying common shares have not been registered under the U.S. Securities Act of 1933 (“Act”) but have been offered and sold in reliance upon Regulation S under the Act.  Transfer of these securities is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an exemption from registration under the Act.  Any hedging transactions involving these securities may not be conducted unless in compliance with the Act.”

               Section 2.2            Closing.

The closing of the Securities Exchange (the “Closing”) will take place as at date of the execution of this Agreement by both parties, unless another time or date, or both, are agreed to in writing by the parties hereto.

               Section 2.3            Effectiveness.

The Securities Exchange shall be effective upon the Closing.

Section 2.4            Exchange of Company Certificates.

(a)          Promptly after the Closing Date, the Purchaser, and/or its duly appointed Exchange Agent, shall cause to be mailed to each shareholder of the Company that has accepted the Offer, as of the Closing Date, a letter of transmittal and instructions for use in effecting the surrender of the certificates representing shares of Company Capital Stock (the “Company Certificates”) in exchange for IMA Common Stock.  Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents reasonably acceptable to the Company as may be appointed by the Purchaser, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Company Certificate shall be entitled to receive in exchange therefor the applicable number of shares of IMA Common Stock (based on the conversion ratio set forth in Section 2.1(a)) for each share of Company Capital Stock represented by such Company Certificate, and the shares of Company Capital Stock represented by such Company Certificate so surrendered shall be transferred to the Purchaser.  The Purchaser reserves the right for certain U.S. federal income tax purposes, subject to the Company’s consent, to make a cash payment to any tendering Company shareholder in lieu of IMA Common Stock for any part of the Company Capital Stock tendered, but such cash consideration shall not exceed $5,000 dollars in total.  This cash consideration may or may not be provided pro rata to exchanging Company shareholders, as determined by the parties for administrative convenience.  If the shares of IMA Common Stock are to be issued in the name of a Person other than the Person in whose name the surrendered Company Certificate is registered, it shall be a condition of issuance that instructions to that effect shall be delivered to the Exchange Agent with the Company Certificate and that the Person requesting such issuance shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of the Purchaser that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.4(b), each Company Certificate held by a shareholder of the Company that has accepted the Offer shall be deemed after the Closing Date to represent only the right to receive the shares of IMA Common Stock (based on the conversion ratio set forth in Section 2.1(a)) for each share of Company Capital Stock as contemplated by this Section 2.4(b).

               (b)         In the event any Company Certificates shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Company Certificate(s) to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such Person of a bond in such sum as the Purchaser may reasonably direct as indemnity against any claim that may be made against it with respect to such Company Certificate(s), the Exchange Agent will issue the IMA Common Stock pursuant to Section 2.4(b) deliverable in respect of the shares of Company Capital Stock represented by such lost, stolen or destroyed Company Certificates.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the schedule delivered by the Company to the Purchaser prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the Purchaser that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and correct as of the Closing Date as though made on the Closing Date.  Matters disclosed in the Company Disclosure Schedule pursuant to any Section thereof shall be deemed to be disclosed on each of the other Sections of the Company Disclosure to the extent the applicability of the disclosure to such other Section is reasonably inferable from the disclosure made.

               Section 3.1            Organization, Qualification, Etc.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the England and Wales, and has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (as defined in Section 9.11) on the Company.  The Company has delivered or made available to the Purchaser copies of the incorporation documents of the Company.  Such incorporation documents are complete and correct and in full force and effect, and the Company is not in violation of any of the provisions of its charter documents.

(b)          Each of/any of the Company’s Subsidiaries that may exist is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each of the Company’s Subsidiaries (i) has the corporate or other organizational power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted and (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.  All the outstanding shares of capital stock of, or other ownership interests in, the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company or its Subsidiaries, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”).  All the outstanding shares of capital stock of, or other ownership interests in, the Company’s Subsidiaries are wholly owned by the Company, directly or indirectly, except as set forth in the Company Disclosure Schedule.  Other than the Subsidiaries listed in Section 3.1 of the Company Disclosure Schedule, there are no Persons (as defined in Section 9.11) in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

Section 3.2            Capital Stock.

(a)          As of the date hereof, the issued capital stock of the Company consists of 129,606 shares of SSG Common Stock..

(b)          Except as disclosed on the Company Disclosure Schedule, all the outstanding shares of the SSG Common Stock are duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in paragraph (a) above and as listed on Section 3.2(a) of the Company Disclosure Schedule, and except for the transactions contemplated by this Agreement, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary (other than a Subsidiary that is wholly owned, directly or indirectly, by the entity obligated to provide such funds) or other entity.  No Subsidiary of the Company owns any shares of Company Capital Stock.

           Section 3.3                Corporate Authority Relative to this Agreement; No Violation.

(a)          The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for submitting the Offer to the Company’s shareholders, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)          None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter documents of the Company or any of its Subsidiaries, (ii) require any filing by the Company or any of its Subsidiaries with, or permit, authorization, consent or approval of, any federal, regional, state or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether U.S. or foreign (a “Governmental Entity”), (iii) except as set forth in Section 3.3(b) of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the “Company Agreements”), or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

Section 3.4            Reports and Financial Statements.

The Company has previously furnished or otherwise made available to the Purchaser true and complete copies of its consolidated financial statements for the fiscal years ended 2015 & 2016 (the “Company Financial Statements”).  The Company Financial Statements (together with any related notes and schedules) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods then ended (subject, in the case of the draft financial statements, to normal, recurring year-end adjustments), and were prepared in each case in accordance with International Financial Reporting Standards (“IFRS”) consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

               Section 3.5            No Undisclosed Liabilities.

Except as set forth in the most recent financials statements included in the Company Financial Statements, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature required to be set forth in a consolidated balance sheet of the Company and its consolidated Subsidiaries under IFRS whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances that could be expected to result in such a liability or obligation, except liabilities or obligations that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company.

               Section 3.6            No Violation of Law.

The businesses of the Company and its Subsidiaries are not being conducted in violation of any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation of any Governmental Entity (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws, as defined in Section 3.7(f)), except (a) as described in the Company Disclosure Schedule, and (b) for violations or possible violations that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

Section 3.7            Environmental Matters.

(a)          To the knowledge of the Company, each of the Company and its Subsidiaries has obtained all material licenses, permits, authorizations, approvals and consents from Governmental Entities that are required under any applicable Environmental Law (as hereinafter defined) and necessary for it to carry on its business or operations as now conducted (“Environmental Permits”).  Each of such Environmental Permits is in full force and effect, and each of the Company and its Subsidiaries is in material compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except where the failure to have such Environmental Permits or be in compliance would not be reasonably expected to have a Material Adverse Effect on the Company.

(b)          There are no material Environmental Claims (as hereinafter defined) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or, to the knowledge of the Company, for which the Company or any of its Subsidiaries is liable.

(c)          To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material (as hereinafter defined), that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is liable, which could reasonably be expected to have a Material Adverse Effect.

(d)          To the knowledge of the Company, no site or facility owned, operated, used or leased by the Company or any of its Subsidiaries now or during the three (3) year period prior to the date hereof, is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder (“CERCLA”) or any comparable foreign laws applicable to the property of the Company or its Subsidiaries.

               (e)          No Liens on any property or asset of the Company or its Subsidiaries have arisen under or pursuant to any Environmental Law, and no action of any Governmental Entity has been taken or, to the knowledge of the Company, is in process that could subject any of such properties or assets to such Liens, except as would not individually or in the aggregate have a Material Adverse Effect on the Company.

(f)          As used in this Agreement:

(i)            “Environmental Claim” means any claim, action, lawsuit or proceeding by any Person that seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by (i) the Company or any of its Subsidiaries, with regard to Section 3.7, or (ii) the Purchaser or any of its Subsidiaries, with regard to Section 4.7, or (B) circumstances that would give rise to any violation, or alleged violation, of any Environmental Law, in each case, except as would not individually or in the aggregate have a Material Adverse Effect on the Company or Purchaser, as the case may be.

(ii)            “Environmental Law” means any law or order of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Material into the environment.

(iii)            “Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials or friable asbestos; (B) any chemicals or other materials or substances that are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” contaminants,” “infectious wastes,” “hazardous chemicals” or “hazardous pollutants,” under any Environmental Law; and (C) pesticides.

Section 3.8            Employee Benefit Plans; ERISA.

(a)          The Company and its Subsidiaries do not have any liabilities or obligations with respect to Company Plans or Foreign Plans (whether or not accrued, contingent or otherwise) that could reasonably be expected to have a Material Adverse Effect on the Company.

(b)          There are no pending or, to the Company’s knowledge, threatened, or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)          The Company has complied with all obligations imposed on it by applicable law in connection with each Foreign Plan except where such non-compliance would not be reasonably expected to have a Material Adverse Effect on the Company.

(d)          There are no pending or, to the Company’s knowledge, scheduled audits of any Company Plan or Foreign Plan by any Governmental Entity or any pending or, to the Company’s knowledge, threatened claims or penalties resulting from any such audit.

(e)          As used in this Agreement:

(i)            “Company Plans” mean each deferred compensation, incentive compensation or equity compensation plan; “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, consulting, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, for the benefit of any employee or former employee of the Company or any Subsidiary.

(ii)            “Foreign Plans” means plans maintained outside the United States primarily for the benefit of persons who are not citizens or residents of the United States that provide coverage mandated by applicable foreign law.

Section 3.9            Absence of Certain Changes or Events.

Except as disclosed in the Company Disclosure Schedule, since the date of the most recent financial statements provided pursuant to Section 3.4 above, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred:  (i) any change, development, event or other circumstance, situation or state of affairs that has had or could reasonably be expected to have a Material Adverse Effect on the Company; (ii) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect on the Company; (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices; or (v) any sale of a material amount of assets (tangible or intangible) of the Company or any of its Subsidiaries other than the sale of inventory held for sale in the ordinary course of business; or (vi) any other action or event that would have required the consent of the Purchaser pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

               Section 3.10          Litigation.

Except as disclosed in the Company Disclosure Schedule, there are no claims, actions, suits, proceedings, arbitrations or investigations pending (or, to the knowledge of the Company, threatened) against or affecting the Company or its Subsidiaries or any of their respective properties or assets at law or in equity, by or before any Governmental Entity that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

               Section 3.11          Offer Documents.

No information supplied by the Company for inclusion in the Offer Documents will, at the time the Offer Documents or any amendments or supplements thereto are first sent or given to shareholders or option holders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Purchaser that is contained in any of the foregoing documents.

Section 3.12          Intellectual Property.

(a)          Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries own or have, and after the Closing Date will have, valid rights to use all items of Intellectual Property utilized in the conduct of the business of the Company and its Subsidiaries as presently conducted or contemplated to be conducted, free and clear of all Liens.

(b)          Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license or other grant to use any of the Intellectual Property, (ii) to the knowledge of the Company, such Intellectual Property is not being infringed or violated by any third party, (iii) neither the Company nor any Subsidiary is infringing or violating any Intellectual Property of any third party, and (iv) in the last three years neither the Company nor any Subsidiary has received any written claim or notice of infringement or violation concerning any Intellectual Property from any third party.

(c)          Except as would not individually or in the aggregate have a Material Adverse Effect on the Company, the Company or a Subsidiary is listed in the records of the appropriate United States, state or foreign registry as the sole current owner of record for each Trademark, Domain Name, Patent, and Copyright application and registration owned by the Company or its Subsidiaries.

(d)          Except as would not individually or in the aggregate have a Material Adverse Effect on the Company, the Intellectual Property owned by the Company or any Subsidiary and, to the knowledge of the Company, any Intellectual Property used by the Company or any Subsidiary, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned, and, to the knowledge of the Company is valid and enforceable.

(e)          Except as would not individually or in the aggregate have a Material Adverse Effect on the Company, no current or former director, officer, or employee of the Company or any Subsidiary (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Intellectual Property owned or used by the Company or any Subsidiary.

(f)          As used in this Agreement, “Intellectual Property” means all of the following:  (i) U.S. and foreign trademarks, service marks, trade dress, logos, trade names, brand names, corporate names, assumed names, business names and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, the “Trademarks”), (ii) Internet domain names (“Domain Names”), (iii) U.S. and foreign patents, industrial designs, invention disclosures, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights related to the foregoing (collectively, the “Patents”), (iv) U.S. and foreign copyrights, and all registrations and applications to register the foregoing (collectively, the “Copyrights”), (v) all categories of trade secrets as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law, including, but not limited to, business, technical and know-how information (collectively, the “Trade Secrets”) (vi) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source or object code form, user interfaces, databases and compilations, including any and all data and collections of data, and all manuals and other specifications and documentation and all know-how relating thereto (collectively, “Computer Software”), (vii) rights of publicity and privacy relating to the use of names, likenesses, voices, signatures and biographical information of real persons, and (ix) all licenses and agreements pursuant to which the Company or Purchaser, as the case may be, or any Subsidiary has acquired rights in or to any Trademarks, Domain Names, Patents, Trade Secrets, technology, know-how, Computer Software, rights of publicity or Copyrights, or agreements pursuant to which the Company or Purchaser, as the case may be, has licensed or transferred the right to use any of the foregoing.

Section 3.13          Tax Matters.

               (a)          To the knowledge of the Company, all Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a “Company Affiliated Group”) have been filed or requests for extensions have been filed and any such extension has been granted and has not expired, and all such filed Tax Returns are complete and accurate in all material respects.  All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group have been paid, or adequately reserved for.  There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group that if determined adversely would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.  All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid, except to the extent any failures to pay would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has any liability under any foreign Tax law or under Treasury Regulation Section 1.1502-6 for U.S. federal income Taxes of any Person other than the Company and its Subsidiaries, except as would not be reasonably expected to have a Material Adverse Effect on the Company.  The Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except as would not be reasonably expected to have a Material Adverse Effect on the Company.

(b)          Except as set forth on the Disclosure Schedule neither the Company nor any Subsidiary of the Company has (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of the Company or any Subsidiary of the Company with respect to a taxable period for which the statute of limitations is still open, except to the extent such agreement would not have a Material Adverse Effect on the Company, or (ii) except as set forth on the Disclosure Schedule, with respect to U.S. federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding. There are no Liens relating to Taxes upon the assets of the Company or any Subsidiary of the Company other than Liens relating to Taxes not yet due, Liens for which adequate reserves have been established or Liens not in excess of $100,000 in the aggregate.

(c)          Neither the Company nor any Subsidiary of the Company is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement or practice in respect of Taxes (other than with respect to agreements solely between or among members of the consolidated group of which the Company is the common parent) except to the extent any Tax sharing agreement would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on the Company.

(d)          For purposes of this Agreement: (i) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, taxes or other charges in the nature of excise, withholding, ad valorem or value added, any license, transfer tax or any other custom, duty, government fee or other like assignment and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, and any information return, claim for refund, amended return or declaration of estimated Tax.

               Section 3.14          No Required Vote of the Company Shareholders.

No vote of the holders of any class or series of the Company’s capital stock is necessary to approve and adopt this Agreement.

               Section 3.15          Employment Matters.

Neither the Company nor any of its Subsidiaries has experienced any work stoppages, strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last year.  There is no organizational effort presently being made or, to the knowledge of the Company, threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and correct as of the Closing Date as though made on the Closing Date, except as set forth on the schedule delivered by the Purchaser to the Company prior to the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”); provided that no such exceptions shall be made in respect of Section 4.2.  Matters disclosed in the Purchaser Disclosure Schedule pursuant to any Section thereof shall be deemed to be disclosed on each of the other Sections of the Purchaser Disclosure to the extent the applicability of the disclosure to such other Section is reasonably inferable from the disclosure made.

Section 4.1            Organization, Qualification, Etc.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority and all governmental approvals required for it to own its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted.  The Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or delay consummation of the transactions contemplated by this Agreement or otherwise prevent the Purchaser from performing its obligations hereunder.

Section 4.2            Capital Stock.

(a)          The authorized capital stock of the Purchaser consists of 400,000,000 shares of common stock (“IMA Common Stock”), par value $.00025 per share.  As of the date hereof 46,200,000 (on a fully-diluted basis) shares of IMA Common Stock were issued and outstanding.

(b)          All the outstanding shares of IMA Common Stock are duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in paragraph (a) above, and except for the transactions contemplated by this Agreement, (1) there are no shares of capital stock of the Purchaser authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Purchaser or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Purchaser or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Purchaser or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Purchaser or any Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary (other than a Subsidiary that is wholly owned, directly or indirectly, by the entity obligated to provide such funds) or other entity.  No Subsidiary of the Purchaser owns any shares of IMA Common Stock.

               Section 4.3            Corporate Authority Relative to this Agreement; No Violation.

(a)          The Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Purchaser.  No corporate proceedings on the part of the Purchaser (including its shareholders) are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(b)          Except for the filings as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), none of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereby or compliance by the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of the Purchaser or the certificate of incorporation, by-laws or similar organizational documents of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to the Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (the “ Purchaser Agreements”), or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to the Purchaser, any of its Subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Purchaser.

               Section 4.4            Reports and Financial Statements.

(a)          The IMA Common Stock has been registered under Section 12(g) of the Exchange Act and the Purchaser is subject to the periodic reporting requirements of Section 13 of the Exchange Act.  The Purchaser has previously furnished or otherwise made available to the Company true and complete copies of:

(i)            the Annual Reports on Form 10-K filed by the Purchaser with the SEC for the fiscal years ended October 31, 2014 and 2015;

(ii)           the Quarterly Reports on Form 10-Q filed by the Purchaser with the SEC for the quarters ended January 31, 2016, April 30, 2016, and July 31, 2016; and

               (iii)          all Current Reports, if any, on Form 8-K filed by the Purchaser with the SEC since January 1, 2015.

(b)          As of their respective dates, such reports filed by the Purchaser prior to the date hereof (collectively with, and giving effect to, any amendments, supplements and exhibits thereto filed prior to the date hereof, “Purchaser SEC Reports”) (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder in effect as of the date of filing, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Purchaser SEC Report was amended or was superseded by a later filed Purchaser SEC Report, none of the Purchaser SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.   The audited financial statements and unaudited interim financial statements included in the Purchaser SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of the Purchaser as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments), and in each case were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).  Except as reflected in the Purchaser Disclosure Schedules, the Purchaser has filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.  Purchaser represents and warrants to the Company that, as of the respective dates thereof, all reports of the type referred to in this Section 4.4 that the Purchaser files with the SEC on or after the date hereof will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited financial statements and the unaudited interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the financial position of the Purchaser as of the dates thereof and the results of operations and cash flows or other information included therein for the periods then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), and will be prepared in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

(c)          The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Purchaser is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s filings with the SEC and other public disclosure documents.

(d)          The Chief Executive Officer and the Chief Financial Officer of the Purchaser have signed, and the Purchaser has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Purchaser nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

Section 4.5            No Undisclosed Liabilities.

Except as set forth on the most recent financial statements included in the Purchaser SEC Reports, neither the Purchaser nor any of its Subsidiaries has any liabilities or obligations of any nature required to be set forth in a consolidated balance sheet of the Purchaser and its consolidated Subsidiaries under GAAP whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances that could be expected to result in such a liability or obligation, except liabilities or obligations that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Purchaser.

               Section 4.6            No Violation of Law.

The businesses of the Purchaser and its Subsidiaries are not being conducted in violation of any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation of any Governmental Entity (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws), including without limitation the Securities Act, the Securities Exchange Act of 1934, the applicable rules and regulations of the SEC and the applicable securities laws and rules and regulations of any state, except (a) as described in the Purchaser Disclosure Schedule, and (b) for violations or possible violations that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Purchaser.

               Section 4.7            Environmental Matters.

(a)          Each of the Purchaser and its Subsidiaries has obtained all material Environmental Permits.  Each Environmental Permit is in full force and effect, and each of the Purchaser and its Subsidiaries is in material compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except where the failure to have such Environmental Permits or be in compliance would not be reasonably expected to have a Material Adverse Effect on the Purchaser.

(b)          There are no material Environmental Claims pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries, or, to the knowledge of the Purchaser, for which the Purchaser or any of its Subsidiaries is liable.

(c)          To the knowledge of the Purchaser, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Purchaser or any of its Subsidiaries, or for which the Purchaser or any of its Subsidiaries is liable, which could reasonably be expected to have a Material Adverse Effect.

(d)          To the knowledge of the Purchaser, no site or facility owned, operated, used or leased by the Purchaser or any of its Subsidiaries now or during the three (3) year period prior to the date hereof, is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or any comparable foreign laws applicable to the property of the Purchaser or its Subsidiaries.

(e)          No Liens on any property or asset of the Purchaser or its Subsidiaries have arisen under or pursuant to any Environmental Law, and no action of any Governmental Entity has been taken or, to the knowledge of the Purchaser, is in process that could subject any of such properties or assets to such Liens, except as would not individually or in the aggregate have a Material Adverse Effect on the Purchaser.

               Section 4.8            Employee Benefit Plans; ERISA.

(a)          The Purchaser Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation or equity compensation plan; “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA; “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, consulting, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Purchaser or by any ERISA Affiliate together with the Purchaser would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Purchaser or an ERISA Affiliate is party, for the benefit of any employee or former employee of the Purchaser or any Subsidiary (“Purchaser Plans”). Section 4.8(a) of the Purchaser Disclosure Schedule also sets forth a list of Foreign Plans of the Purchaser.  The Purchaser and its Subsidiaries do not have any liabilities or obligations with respect to Purchaser Plans or Foreign Plans (whether or not accrued, contingent or otherwise) that are not reflected in the Purchaser Disclosure Schedule or that could reasonably be expected to have a Material Adverse Effect on the Purchaser.

(b)          With respect to each Purchaser Plan, the Purchaser has delivered or made available to Company true and complete copies of the Purchaser Plans and any amendments thereto, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the IRS with respect to each Purchaser Plan intended to qualify under Section 401 of the Code.

(c)          The Purchaser Disclosure Schedule sets forth each Purchaser Plan under which, as a result of the consummation of the Securities Exchange, either alone or in combination with another event, (A) any current or former employee or officer of the Purchaser or any ERISA Affiliate may become entitled to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) the time of payment or the vesting of any compensation due any such employee or officer may become accelerated, or the amount of such compensation may become increased.

(d)          There are no pending or, to the Purchaser’s knowledge, threatened, or anticipated claims by or on behalf of any Purchaser Plan, by any employee or beneficiary covered under any such Purchaser Plan, or otherwise involving any such Purchaser Plan (other than routine claims for benefits), which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(e)          The Purchaser has complied with all obligations imposed on it by applicable law in connection with each Foreign Plan except where such non-compliance would not be reasonably expected to have a Material Adverse Effect on the Purchaser.

(f)          There are no pending or, to the Purchaser’s knowledge, scheduled audits of any Purchaser Plan or Foreign Plan by any Governmental Entity or any pending or, to the Purchaser’s knowledge, threatened claims or penalties resulting from any such audit.

               Section 4.9            Absence of Certain Changes or Events.

Except as disclosed in the Purchaser Disclosure Schedule, since the date of the most recent financial statements provided pursuant to Section 3.4 above, the Purchaser has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred:  (i) any change, development, event or other circumstance, situation or state of affairs that has had or could reasonably be expected to have a Material Adverse Effect on the Purchaser; (ii) any damage to, destruction or loss of any asset of the Purchaser or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect on the Purchaser; (iii) any material change by the Purchaser in its accounting methods, principles or practices; (iv) any material revaluation by the Purchaser of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (v) any sale of a material amount of assets (tangible or intangible) of the Purchaser or any of its Subsidiaries other than the sale of inventory held for sale in the ordinary course of business; or (vi) any other action or event that would have required the consent of the Company pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

               Section 4.10          Litigation.

Except as disclosed in the Purchaser Disclosure Schedule, there are no claims, actions, suits, proceedings, arbitrations or investigations pending (or, to the knowledge of the Purchaser, threatened) against or affecting the Purchaser or its Subsidiaries or any of their respective properties or assets at law or in equity, by or before any Governmental Entity that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

               Section 4.11          Offer Documents.

The Offer Documents will not, at the time the Offer Documents or any amendments or supplements thereto, are first sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Purchaser makes no representation or warranty with respect to any information supplied by or on behalf of the Company that is contained in the Offer Documents or any amendment or supplement thereto.

               Section 4.12          Intellectual Property.

(a)          Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, the Purchaser and its Subsidiaries own or have, and after the Closing Date will have, valid rights to use all items of Intellectual Property utilized in the conduct of the business of the Purchaser and its Subsidiaries as presently conducted or contemplated to be conducted free and clear of all Liens.

(b)          Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, (i) neither the Purchaser nor any Subsidiary of the Purchaser is in default (or with the giving of notice or lapse of time or both, would be in default) under any license or other grant to use any of the Intellectual Property, (ii) to the knowledge of the Purchaser, such Intellectual Property is not being infringed or violated by any third party, (iii) neither the Purchaser nor any Subsidiary is infringing or violating any Intellectual Property of any third party, and (iv) in the last three years neither the Purchaser nor any Subsidiary has received any written claim or notIMA of infringement or violation concerning any Intellectual Property from any third party.

(c)          Except as would not individually or in the aggregate have a Material Adverse Effect on the Purchaser, the Purchaser or a Subsidiary is listed in the records of the appropriate United States, state or foreign registry as the sole current owner of record for each Trademark, Domain Name, Patent, and Copyright application and registration owned by the Purchaser or its Subsidiaries.

(d)          Except as would not individually or in the aggregate have a Material Adverse Effect on the Purchaser, the Intellectual Property owned by the Purchaser or any Subsidiary and, to the knowledge of the Purchaser, any Intellectual Property used by the Purchaser or any Subsidiary, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned, and, to the knowledge of the Purchaser is valid and enforceable.

(e)          Except as would not individually or in the aggregate have a Material Adverse Effect on the Purchaser, no current or former director, officer, or employee of the Purchaser or any Subsidiary (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Intellectual Property owned or used by the Purchaser or any Subsidiary.

               Section 4.13          Tax Matters.

(a)          To the Purchaser’s knowledge, all Tax Returns required to be filed by or on behalf of the Purchaser, each of its Subsidiaries and each affiliated, combined, consolidated or unitary group of which the Purchaser or any of its Subsidiaries is a member (a “Purchaser Affiliated Group”) have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are complete and accurate in all material respects.  All Taxes due and owing by the Purchaser, any Subsidiary of the Purchaser or any Purchaser Affiliated Group have been paid, or adequately reserved for.  There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Purchaser, any Subsidiary of the Purchaser or any Purchaser Affiliated Group which if determined adversely would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Purchaser.  All assessments for Taxes due and owing by the Purchaser, any Subsidiary of the Purchaser or any Purchaser Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid, except to the extent any failures to pay would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on the Purchaser.  Section 3.13(a) of the Purchaser Disclosure Schedule sets forth (i) the taxable years of the Purchaser for which the statutes of limitations with respect to U.S. federal income Taxes have not expired or have been extended, and (ii) with respect to federal income Taxes for such years, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.  Neither the Purchaser nor any of its Subsidiaries has any liability under any foreign Tax law or under Treasury Regulation Section 1.1502-6 for U.S. federal income Taxes of any Person other than the Purchaser and its Subsidiaries, except as would not be reasonably expected to have a Material Adverse Effect on the Purchaser.  The Purchaser and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except as would not be reasonably expected to have a Material Adverse Effect on the Purchaser.

(b)          Neither the Purchaser nor any Subsidiary of the Purchaser has (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of the Purchaser or any Subsidiary of the Purchaser with respect to a taxable period for which the statute of limitations is still open except to the extent such agreement would not have a Material Adverse Effect on the Purchaser, or (ii) except as set forth on the Disclosure Schedule, with respect to U.S. federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding.  There are no Liens relating to Taxes upon the assets of the Company or any Subsidiary of the Company other than Liens relating to Taxes not yet due, Liens for which adequate reserves have been established or Liens not in excess of $100,000 in the aggregate.

(c)          Neither the Purchaser nor any Subsidiary of the Purchaser is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement or practice in respect of Taxes (other than with respect to agreements solely between or among members of the consolidated group of which the Purchaser is the common parent), except to the extent any Tax sharing agreement would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on the Purchaser.

               Section 4.14          No Required Vote of the Purchaser Shareholders.

No vote of the holders of any class or series of the Purchaser’s capital stock is necessary to approve and adopt this Agreement.

               Section 4.15          Employment Matters.

Neither the Purchaser nor any of its Subsidiaries has experienced any work stoppages, strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last year.  There is no organizational effort presently being made or, to the knowledge of the Purchaser, threatened by or on behalf of any labor union with respect to employees of the Purchaser or any of its Subsidiaries.

               Section 4.16          Registration Rights.

               No stockholder of the Purchaser has any right to request or require the Purchaser to register the sale of any shares owned by such stockholder under the Securities Act on any registration statement.

ARTICLE V - COVENANTS AND AGREEMENTS

               Section 5.1            Conduct of Business Prior to the Closing Date.

(a)          The Company agrees that, from and after the date hereof and prior to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except as may be otherwise agreed in writing by Purchaser, as may be expressly permitted pursuant to this Agreement, or as set forth in Section 5.1 of the Company Disclosure Schedule:

(i)            the business of the Company and each of its Subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be unimpaired at the Closing Date;

(ii)           neither the Company nor any Subsidiary of the Company shall:  (A) amend its articles of organization or similar organizational documents, (B) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, other than shares of SSG Common Stock reserved for issuance on the date hereof pursuant to the exercise of SSG Options or SSG Warrants outstanding on the date hereof, (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock (other than a cash dividend paid by a Subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company), (D) split, combine or reclassify any shares of any class or series of its stock; or (E) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares.

(iii)          neither the Company nor any Subsidiary of the Company shall modify, amend or terminate any material Company Agreement or waive, release or assign any material rights or claims;

(iv)           neither the Company nor any Subsidiary of the Company shall:  (A) incur or assume any long-term or short-term indebtedness; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (C) make any loans, advances or capital contributions to, or investments in, any other Person (other than to, from, or in wholly owned Subsidiaries of the Company); (D) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate), except in the ordinary course of business; or (E) incur or modify the terms of any indebtedness or other liability (other than trade payables);

(v)            neither the Company nor any Subsidiary of the Company shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice;

(vi)          except as otherwise specifically provided in this Agreement, (A) make any change in the compensation payable or to become payable (1) to (x) any of its officers or directors, or (y) employees, agents or consultants or to Persons providing management services, in each case earning in excess of $50,000 per annum, except as expressly required by any agreement now in effect; or (2) other than in the ordinary course of business, to any such employees, agents or consultants or to Persons providing management services, in each case earning $50,000 or less per annum; or (B) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements or programs for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(vii)         except as otherwise specifically contemplated by this Agreement, pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present other than in accordance with employee benefit plans, agreements, or arrangements as in effect on the date hereof, except payments made in the ordinary course of business consistent with past practice, or amend in any respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(viii)        neither the Company nor any Subsidiary of the Company shall permit any of its properties or assets to fail to be covered by insurance policies reflecting coverage that is consistent with their past practice;

(xi)          neither the Company nor any Subsidiary of the Company shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and other than the payment of reasonable fees and expenses to Farrell Fritz, P.C. and Shoosmiths LLP related to the transactions contemplated herein;

(x)           neither the Company nor any Subsidiary of the Company will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Securities Exchange);

(xi)          neither the Company nor any Subsidiary of the Company will change any of the accounting methods used by it unless required by IFRS or  (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by IFRS, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment or file any amended Tax Return or claim for refund, except, provided that in each case the Company has afforded the Purchaser an opportunity for review;

(xii)         neither the Company nor any Subsidiary of the Company will take, or agree to commit to take, any action that would or is reasonably likely to result in (A) any representation or warranty in Article III hereof being untrue or incorrect in any material respect, or (B) any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VI hereof not being satisfied; or

(xiii)        neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

(b)          The Purchaser agrees that, from and after the date hereof and prior to the Closing Date or, if earlier, the Termination Date, and except as may be otherwise agreed in writing by the Company, as may be expressly permitted pursuant to this Agreement, or as set forth in Section 5.1 of the Purchaser Disclosure Schedule:

(i)            the business of the Purchaser and each of its Subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and each of the Purchaser and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be unimpaired at the Closing Date;

(ii)           neither the Purchaser nor any Subsidiary of the Purchaser shall:  (A) amend its certificate of incorporation or by-laws or similar organizational documents, (B) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, other than shares of IMA Common Stock reserved for issuance on the date hereof pursuant to the exercise of Purchaser options outstanding on the date hereof, (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock (other than a cash dividend paid by a Subsidiary of the Purchaser to the Purchaser or another wholly-owned subsidiary of the Purchaser), (D) split, combine or reclassify any shares of any class or series of its stock; or (E) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(iii)          neither the Purchaser nor any Subsidiary of the Purchaser shall modify, amend or terminate any material Purchaser Agreement or waive, release or assign any material rights or claims;

(iv)           neither the Purchaser nor any Subsidiary of the Purchaser shall:  (A) incur or assume any long-term or short-term indebtedness; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (C) make any loans, advances or capital contributions to, or investments in, any other Person (other than to, from, or in wholly owned Subsidiaries of the Purchaser); (D) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate), except in the ordinary course of business; or (E) incur or modify the terms of any indebtedness or other liability (other than trade payables);

(v)            neither the Purchaser nor any Subsidiary of the Purchaser shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice;

(vi)          except as otherwise specifically provided in this Agreement, (A) make any change in the compensation payable or to become payable (1) to (x) any of its officers or directors, or (y) employees, agents or consultants or to Persons providing management services, in each case earning in excess of $50,000 per annum, except as expressly required by any agreement now in effect; or (2) other than in the ordinary course of business, to any such employees, agents or consultants or to Persons providing management services, in each case earning $50,000 or less per annum; or (B) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements or programs for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(vii)         except as otherwise specifically contemplated by this Agreement, pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of the Purchaser of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present other than in accordance with employee benefit plans, agreements, or arrangements as in effect on the date hereof, except payments made in the ordinary course of business consistent with past practice, or amend in any respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(viii)        neither the Purchaser nor any Subsidiary of the Purchaser shall permit any of its properties or assets to fail to be covered by insurance policies reflecting coverage that is consistent with their past practice;

(ix)          neither the Purchaser nor any Subsidiary of the Purchaser shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and payment of reasonable professional fees and expenses related to the transactions contemplated herein;

(x)           neither the Purchaser nor any Subsidiary of the Purchaser will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Purchaser or any Subsidiary (other than the Securities Exchange);

(xi)          neither the Purchaser nor any Subsidiary of the Purchaser will change any of the accounting methods used by it unless required by GAAP or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment or file any amended Tax Return or claim for refund, except, provided that in each case the Purchaser has afforded the Company an opportunity for review;

(xii)         neither the Purchaser nor any Subsidiary of the Purchaser will take, or agree to commit to take, any action that would or is reasonably likely to result in (A) any representation or warranty in Article IV hereof being untrue or incorrect in any material respect, or (B) any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VI hereof not being satisfied; or

(xiii)        neither the Purchaser nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2            Access; Confidentiality.

(a)          Except as limited by the terms of any confidentiality agreement or provision in effect on the date of this Agreement, each of the Company and the Purchaser shall (and shall cause each of its respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other authorized representatives of the other party reasonable access during normal business hours upon reasonable notice, throughout the period prior to the earlier of the Closing Date or the Termination Date, to its properties, officers, facilities, employees, contracts, commitments, books and records (including but not limited to Tax Returns and supporting work papers) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall (and shall cause each of its Subsidiaries to) furnish to such other party such additional financial and operating data and Tax and other information as to its and its Subsidiaries’ respective businesses and properties as such other party may from time to time reasonably request.  Each party will use its best efforts to minimize any disruption to the businesses of the other party and its Subsidiaries which may result from the requests for data and information hereunder.  Each party shall use its best efforts to obtain the waiver of any confidentiality agreements restricting the other party’s access to information.  No investigation pursuant to this Section 5.2(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

               Section 5.3            Reasonable Best Efforts; Further Assurances.

(a)          Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.  Without limiting the foregoing, the parties shall (and shall cause their respective Subsidiaries, and use reasonable best efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) (i) consult and cooperate with and provide assistance to each other in the preparation of the Offer Documents and all necessary amendments or supplements thereto; (ii) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other Person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; and (iii) provide all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing.  Prior to making any application to or filing with a Governmental Entity or other entity in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

(b)          Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require the Purchaser or the Company to commence any litigation against any entity in order to facilitate the consummation of the Securities Exchange or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation thereof.

(c)          The Company and the Purchaser shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Purchaser or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

               Section 5.4            Takeover Statutes.

If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and the Purchaser and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

               Section 5.5            No Solicitation.

(a)          The Company shall not, and shall cause each of its Subsidiaries, and the Representatives (as hereinafter defined) of the Company and its Subsidiaries, not to, directly or indirectly:

(i)            initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information or assistance) any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal;

(ii)           have any discussions with or provide any nonpublic information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

(iii)          approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

(iv)           approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement; or

(v)            agree to do any of the foregoing related to any Acquisition Proposal.

(b)          The Purchaser shall not, and shall cause each of its Subsidiaries, and the Representatives (as hereinafter defined) of the Purchaser and its Subsidiaries, not to, directly or indirectly:

(i)            initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information or assistance) any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal;

(ii)           have any discussions with or provide any nonpublic information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

(iii)          approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

(iv)           approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement; or

(v)            agree to do any of the foregoing related to any Acquisition Proposal.

(c)          Each party agrees that it will immediately cease and cause its respective Subsidiaries, and its and their respective Representatives, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such third parties in possession of nonpublic information about it or any of its Subsidiaries that was furnished by or on its behalf in connection with any of the foregoing to return or destroy all such information in the possession of any such third party or in the possession of any Representative of any such third party, and it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal.

As used herein “Acquisition Proposal” shall mean any proposal or offer that constitutes, or could reasonably be expected to lead to (x) a proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase directly or indirectly (including by way of lease, exchange, sale, mortgage, pledge, tender offer, exchange offer or otherwise, as may be applicable) of 10% or more of the assets of or equity interests (in economic or voting power) in a party or any of its Subsidiaries, excluding, in the case of the Company, a proposal or offer made by Purchaser or an affiliate thereof, (y) a breach of this Agreement or any interference with the completion of the Offer, or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

As used herein, “Representative” means, with respect to any person, any officer, director, employee, affiliate, agent, representative or advisor, including any investment banker, attorney or accountant retained by such person or any of its Subsidiaries.

               Section 5.6            Public Announcements.

Purchaser and the Company agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld or delayed), except as contemplated by the Offer or as may be required by applicable law or the rules of any stock exchange on which such party’s securities are listed.

Section 5.7            Disclosure Schedule Supplements; Notice of Certain Matters.

(a)          From time to time after the date of this Agreement and prior to the Closing Date, each party will promptly supplement or amend the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Purchaser Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of such party which has been rendered inaccurate thereby in any material respect; provided, however, that the parties may not update Section 5.1 of the Company Disclosure Schedule or Purchaser Disclosure Schedule, as applicable.  For purposes of determining the accuracy of the representations and warranties of the parties contained in this Agreement in order to determine the fulfillment of the conditions set forth in Article VI of this Agreement, each party’s Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

(b)          Each party shall give prompt notice to the other, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

               Section 5.8            Audited Financial Statements.

The Purchaser shall retain a PCAOB registered firm in the USA, to act as its independent public accountants, and shall work with the Company to assist with the preparation of it’s financial statements for the purpose of providing audited financial statements prepared in accordance with US GAAP for the Company’s fiscal year ended July 31, 2015 and 2016 following the completion and Closing of the transaction date.

               Section 5.9          [RESERVED]

Section 5.10          [RESERVED]

               Section 5.11          Resignation of Purchaser President, CEO and CFO

At the Closing Date, the Purchaser shall secure the resignations of the Purchaser’s President and CEO and CFO to enable the Company’s designee to be elected as the Purchaser President and CEO and CFO, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

ARTICLE VI - CONDITIONS PRECEDENT

               Section 6.1            Conditions to Each Party’s Obligation to Consummate the Securities Exchange.

The respective obligation of each party to this Agreement to consummate the Securities Exchange is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)          No Injunctions, Restraints or Illegality.  No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Offer, the Securities Exchange or the other transactions contemplated by this Agreement.

(b)          Governmental Consents.  All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.1 of the Company Disclosure Schedule and the Purchaser Disclosure Schedule and required to consummate the Securities Exchange and the other transactions contemplated by this Agreement shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect, a Purchaser Material Adverse Effect or a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(c)          Delivery of Company Capital Stock.  Stockholders owning 75% or more of the Company’s Capital Stock have accepted the Offer and such acceptance has become unconditional.

(d)          Applicable Exemption from Registration under the Securities Act.  The parties shall be satisfied that the issuance of the Exchange Shares and the IMA Options to the shareholders of the Company in connection with the Securities Exchange shall be exempt from registration pursuant to Section 4(2) of the Securities Act, Regulation S or Regulation D as promulgated under the Securities Act, or any other applicable exemption therefrom.

(e)          Form 8-K.  A final draft of a Current Report on Form 8-K (the “Form 8-K”), which discloses the Purchaser’s entering into this Agreement, shall have been approved by the Purchaser, the Company and their respective legal advisors.  The Form 8-K shall be filed with the SEC within four (4) business days after the Closing Date.

               Section 6.2            Conditions to Obligations of Purchaser.

The obligations of Purchaser to consummate the Securities Exchange are also subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Closing Date, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) the representations and warranties contained in Section 3.2 shall be true and correct in all respects when made and as of immediately prior to the Closing Date, as if made at and as of such time.

(b)          Performance of Covenants.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c)          Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)          Officers Certificate.  The Purchaser will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a)(b) and (c) hereof.

               Section 6.3            Conditions to Obligation of the Company.

The obligation of the Company to effect the Securities Exchange is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Purchaser set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Closing Date, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b)          Performance of Covenants.  Purchaser shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c)          Purchaser Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Purchaser Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(d)          Officers Certificate.  The Company will have received a certificate, signed by an officer of Purchaser, certifying as to the matters set forth in Section 6.3(a), (b) and (c).

ARTICLE VII - ADDITIONAL SHARE ISSUANCES

               Section 7.1            Survival.

Notwithstanding the provisions of Section 9.1 hereof, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.2            Additional Share Issuances to SSG Shareholders.

(a)          Subject to the limitations set forth in clause (b) of this Section 7.2, the Purchaser hereby covenants and agrees that each shareholder of the Company who has accepted the share exchange offer for shares in the Purchaser (the “Company Indemnitees”) shall receive additional shares of IMA Common Stock in the event that there are any losses, damages, liabilities, deficiencies, Actions, judgments, claims (including, without limitation, third party claims) charges, interest, penalties, fines, Taxes, diminution in value, costs and expenses (including, but not limited to, legal, consultant, accounting and other professional fees and the cost of pursuing any insurance providers) (collectively, “Liabilities”) which in any way, directly or indirectly, affect the Purchaser resulting from, arising out of, or otherwise with respect to:

(i)            any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(ii)           any claim by (A) any current or former shareholder of the Purchaser, or any affiliate, trustee or beneficiary of any shareholder of the Purchaser, based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty or comparable claims by any officer, director or current or former shareholder of the Purchaser occurring prior to Closing, whether or not in connection with this Agreement or the transactions contemplated by this Agreement or (B) any officer, director or current or former shareholder of the Purchaser to indemnification or contribution by the Purchaser with respect to acts occurring on or prior to the Closing.

provided that for purposes of this Section 7.2, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b)          Company Indemnitees shall not receive additional shares of IMA Common Stock pursuant to Section 7.2(a) until the aggregate amount of all Liabilities which give rise to an additional share issuance under Section 7.2(a) (“Purchaser Liabilities”) exceed $100,000 (the “Purchaser Deductible”) and then only to the extent that such Purchaser Liabilities exceed the Purchaser Deductible; provided that only Purchaser Liabilities which individually are in an amount of $10,000 or more shall be used to calculate whether the Purchaser Deductible has been satisfied.

ARTICLE VIII – TERMINATION

Section 8.1            Termination.

This Agreement may be terminated and the other transactions contemplated herein abandoned at any time prior to the Closing Date:

(a)            by the mutual written consent of the Company and the Purchaser;

(b)           [RESERVED]

(c)           [RESERVED];

(d)           by either the Purchaser or the Company if (i) (1) the Offer shall have expired without any shares of Company Capital Stock being tendered for exchange pursuant thereto, or resulted in, the failure of the shares of Company Capital Stock or SSG Options to have been exchanged pursuant to the Offer; (ii) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Offer or the Securities Exchange substantially on the terms contemplated hereby; or (iii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Securities Exchange substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(d)(iii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction and shall not be in violation of Section 5.4;

(e)           by the Purchaser, if due to an occurrence or circumstance, other than as a result of a breach by the Purchaser of its obligations hereunder or under the Offer, resulting in a failure to satisfy any condition set forth hereto, the Purchaser shall have (i) failed to commence the Offer within 30 days following the date of this Agreement, or (ii) terminated the Offer without having accepted any shares of Company Capital Stock for exchange thereunder;

               Section 8.2            Effect of Termination.

In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and be of no further force and effect (except for the provisions of Sections 5.2(b) and 9.2 in the case of termination of this Agreement at any time, and Section 5.5 in the case of a termination following the exchange of shares of Company Capital Stock pursuant to the Offer), and there shall be no other liability on the part of the Purchaser or the Company or their respective officers or directors except liability arising out of a willful breach of this Agreement.  In the event of termination of this Agreement pursuant to Section 8.1 prior to the expiration of the Offer, the Purchaser will promptly terminate the Offer upon such termination of this Agreement without the exchange of shares of Company Capital Stock thereunder.

ARTICLE IX – MISCELLANEOUS

              Section 9.1             Survival of Representations and Warranties.

The representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive for a period of one year from the Closing Date.

               Section 9.2            Expenses.

Except as otherwise expressly contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

               Section 9.3            Counterparts; Effectiveness.

This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.

Section 9.4            Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands, without regard to the principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the British Virgin Islands, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the British Virgin Islands for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

               Section 9.5            Notices.

All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.5 and the appropriate telecopy confirmation is received, or (b) if given by any other means, when delivered at the address specified in this Section 9.5:

To the Purchaser:

Interactive Multi-Media Auction Corporation
Vanterpool Plaza, 2nd Floor
Wickhams Cay I
Road Town, Tortola
British Virgin Islands

To the Company:

Stop Sleep Go Limited
1027 Garratt Lane,
London, SW17 0LN
United Kingdom

copy to:

               Section 9.6            Assignment; Binding Effect.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment not permitted under this Section 9.6 shall be null and void.

               Section 9.7            Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

               Section 9.8            Enforcement of Agreement.

The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

               Section 9.9            Entire Agreement; No Third-Party Beneficiaries.

This Agreement together with the Disclosure Schedules and exhibits hereto constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

               Section 9.10          Headings.

Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 9.11          Additional Definitions.

For the purposes of this Agreement, except as otherwise expressly provided or unless the context clearly otherwise requires:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliates” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in the definition of “affiliates,” “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

               “Code” shall mean the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“knowledge of the Company” or “knowledge of the Purchaser” any similar statement, means the knowledge of the officers of the Company and its Subsidiaries, or the Purchaser and its Subsidiaries, as the case may be, after reasonable inquiry, excluding the Secretary and any Assistant Secretaries thereof.

“Material Adverse Effect” on or with respect to the Company or the Purchaser, as the case may be, means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on (i) the business, results of operations, prospects, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or the Purchaser and its Subsidiaries, taken as a whole, as the case may be, or (ii) the ability of such entity (or group) to consummate the transactions contemplated by this Agreement, including any substantial delay of the consummation of such transactions.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity.

“Purchase Date” shall mean the date of the first purchase of shares of Company Capital Stock pursuant to the Offer.

“SEC” shall mean the United States Securities and Exchange Commission.

“Subsidiaries” of the Company or the Purchaser shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by the Company or the Purchaser or in which the Company or the Purchaser has the right to elect a majority of the members of the board of directors or other similar governing body.

Section 9.12          Interpretation.

(a)          When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)          Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)          The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)          The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

               (e)          A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)           A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)          The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

               Section 9.13          Finders or Brokers.

Neither the Company nor the Purchaser nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Exchange.

               Section 9.14          Amendment or Supplement.

At any time prior to the Closing Date, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto, by action taken by their respective Boards of Directors.

Section 9.15          Extension of Time, Waiver, Etc.

At any time prior to the Closing Date, any party may (a) extend the time for the performance of any of the obligations or acts of any other party hereto; (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein.  Notwithstanding the foregoing, no failure or delay by the Company or the Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION

By: /s/ Julius Cesar Legayo De Vera/s/
Name: Julius Cesar Legayo De Vera
Title: Chief Executive Officer

STOP SLEEP GO LIMITED

By: /s/ Nicholas Hargreaves/s/
Name: Nicholas Hargreaves
Title: Chief Executive Officer

Signature Page to Agreement of Securities Exchange and Plan of Reorganization

ANNEX A

Conditions to the Offer

The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term “this Agreement” shall be deemed to refer to the attached Agreement.

Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, exchange, and may postpone the acceptance for exchange for shares of Company Capital Stock tendered, and, except as set forth in the Agreement, terminate the Offer as to any shares of Company Capital Stock not then paid for if (i) the Minimum Condition shall not have been satisfied at the scheduled expiration date of the Offer, or (ii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

(a)           there shall have been entered, enforced or issued by any Governmental Entity, any judgment, order, injunction or decree (i) that makes illegal, restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of, or payment for, any shares of Company Capital Stock by the Purchaser, or the consummation of the Exchange; (ii) that prohibits or limits materially the ownership or operation by the Company, the Purchaser, or any of their Subsidiaries of all or any material portion of the business or assets of the Company, the Purchaser or any of their Subsidiaries, or compels the Company, the Purchaser, or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, the Purchaser, or any of their Subsidiaries; (iii) that imposes or confirms limitations on the ability of the Purchaser or any affiliate of the Purchaser to exercise full rights of ownership of any shares of Company Capital Stock, including, without limitation, the right to vote any shares of Company Capital Stock acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company’s shareholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated by this Agreement; (iv) that requires divestiture by the Purchaser or any affiliate of the Purchaser of any shares of Company Capital Stock; or (v) that otherwise would be reasonably expected to have a Material Adverse Effect on the Company to the extent that it relates to or arises out of the transaction contemplated by this Agreement or the Purchaser;

(b)           there shall have been any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or, issued by any Governmental Entity or deemed by any Governmental Entity applicable to (i) the Purchaser, the Company or any Subsidiary or affiliate of the Purchaser or the Company or (ii) any transaction contemplated by this Agreement that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)           there shall have occurred any changes, conditions, events or developments that would have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(d)           there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States, (iv) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(e)            (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that any Person, other than the Purchaser or any of its affiliates, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding shares of Company Capital Stock, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 20% or more of the then outstanding shares of Company Capital Stock, or (ii) the Board of Directors of the Company or any committee thereof shall have (A) withdrawn, modified or changed, in a manner adverse to the Purchaser, the recommendation by such Board of Directors or such committee of the Offer, the Exchange or this Agreement, (B) approved or recommended, or proposed publicly to approve or recommend, an Acquisition Proposal, (C) caused the Company to enter into any agreement relating to any Acquisition Proposal, or (D) resolved to do any of the foregoing;

(f)            the Agreement shall have been terminated in accordance with its terms;

(g)           the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for exchange of shares of Company Capital Stock thereunder; or

that, in the reasonable good faith judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its reasonable discretion.  The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

EXHIBIT A
to
Agreement of Securities Exchange and Plan of Reorganization

Stop Sleep Go Ltd: (Register of Members) – PRE and POST CLOSING OF THE TRANSACTION
Company Shareholder	Company Shareholdings (PRE-CLOSING)	% of Company share capital (rounded up to two decimal places)	Individual Purchaser RESTRICTED Shareholdings POST-CLOSING (if 100%)
Nick Hargreaves	51,300	39.58	25,650,000
Seb Hall	12,600	9.72	6,300,000
Jack Hall	12,600	9.72	6,300,000
Simon Bathie	10,000	7.72	5,000,000
Dan Vogel	5,000	3.86	2,500,000
John Hall	3,500	2.70	1,750,000
Vladimir Leshkasheli	2,500	1.93	1,250,000
Alexander Fateh	2,500	1.93	1,250,000
Laith Hasan Said Abdel Khaleq	2,041	1.57	1,020,500
Estmrar Holding Limited	2,333	1.80	1,166,500
Jason Godwin	2,151	1.66	1,075,500
Marco De Angeli	3,240	2.50	1,620,000
Mohammed Ahmed Khaled Masri	1,724	1.33	862,000
Nasser Ali Khasawneh	855	0.66	427,500
Omnia Opportunities Limited	3,240	2.50	1,620,000
Riaz Rizvi	3,240	2.50	1,620,000
Simon & Alexandra Ross Skinner	2,151	1.66	1,075,500
Czarine Suet Lin Lau	2,151	1.66	1,075,500
Philip BT Ventures INC	6,480	5.00	3,240,000
Total	129,606	100%	64,803,000